                                                                     Exhibit 4.1

                         AMENDMENT TO RIGHTS AGREEMENT
                         -----------------------------


          THIS AMENDMENT TO RIGHTS AGREEMENT, dated as of June 30, 1997 (this "Amendment"), is made and entered into by Rykoff-Sexton, Inc., a Delaware corporation (the "Company") and Chase Mellon Shareholder Services L.L.C., as successor in interest to Chemical Bank (the "Rights Agent").

                                    RECITALS
                                    --------

          WHEREAS, the Board of Directors of the Company (the "Board") has approved an Agreement and Plan of Merger, dated as of June 30, 1997 (as the same may be amended from time to time, the "Merger Agreement"), by and between the Company and JP Foodservice, Inc., a Delaware corporation ("JP"), providing for the Merger of the Company with and into Hudson Acquisition Corp., a wholly-owned subsidiary of JP ("Merger Sub"), with Merger Sub as the surviving corporation (the "Merger");

          WHEREAS, the Board has approved a Stock Option Agreement, dated as of June 30, 1997 (as the same may be amended from time to time, the "Company Option Agreement"), by and between the Company and JP pursuant to which the Company has granted JP the option, on the terms and conditions stated therein, to purchase shares of the Company's outstanding Common Stock, $.10 par value per share;

          WHEREAS, the Company is a party to an Amended and Restated Rights Agreement, dated as of May 15, 1996 (the "Rights Agreement");

          WHEREAS, as a condition and inducement of JP's willingness to enter into the Merger Agreement and the JP Option Agreement (as defined in the Merger Agreement), JP has requested that the Company agree, and the Company has agreed, to execute and deliver this Amendment in order to permit, inter alia, execution and delivery of the Merger Agreement and the Company Option Agreement and the consummation of the transactions contemplated thereby without causing the Rights to become exercisable; and

          WHEREAS, the Board has determined that this Amendment is necessary and desirable to effectuate the purposes of the Rights Agreement;

          NOW, THEREFORE, in accordance with Section 26 of the Rights Agreement, the Company and the Rights Agent hereby agree as follows:

     1. Certain Definitions. (a) Capitalized terms used herein without other definition shall have the meanings ascribed to such terms in the Rights Agreement, as heretofore amended.
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          (b)  The definition of "Acquiring Person" in Section 1(a) of the
Rights Agreement is amended by deleting the word "or" prior to "(iv)" and by adding the following new clause (v) after the word "thereto" at the end of clause (iv) and before the period at the end of such definition:

     ", or (v) neither JP nor any Affiliate or Associate of JP shall be deemed to be or to have become an Acquiring Person (I) solely as a result of the execution and delivery of the Merger Agreement, the Support Agreement and the Company Option Agreement or the consummation of the transactions contemplated thereby, or (II) solely as a result of JP or any Affiliate or Associate of JP being or becoming the Beneficial Owner of not more than two percent of the Common Stock then outstanding (in addition to the Common Stock that JP has become the Beneficial Owner of as the result of its execution and delivery of the Merger Agreement, the Support Agreement and the Company Option Agreement), excluding, however, for purposes of determining whether such two percent limitation has been exceeded, Common Stock that JP would be deemed the Beneficial Owner of because any JPFI Benefit Plan (as that term is defined in the Merger Agreement) is the Beneficial Owner of such Common Stock as of the date of the Amendment"

          (c) The definition of "Expiration Date" in Section 7(a) of the Rights Agreement is amended by deleting the word "or" prior to "(ii)" and by adding the following new clause (iii) after the words "Section 23" at the end of clause
(ii) thereof:

     ", or (iii) immediately prior to the Effective Time (as that term is defined in the Merger Agreement)"

          (d) Section 1(k) of the Rights Agreement is hereby amended by adding the following new subsections immediately thereafter:

     "(l) "Company Option Agreement" means that certain Stock Option Agreement, dated as of June 30, 1997, by and between the Company and JP, by which the Company will grant to JP an option to purchase up to 19.9% of the Common Stock, subject to and upon the terms specified therein, as the same may be amended from time to time.

     (m)  "JP" means JP Foodservice, Inc., a Delaware corporation.

     (n) "Merger Agreement" means that certain Agreement and Plan of Merger, dated as of June 30, 1997, by and among the Company, Hudson Acquisition Corp. and JP, as the same may be amended from time to time.

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     (o)  "Support Agreement" means that certain Support Agreement, dated as of
          June 30, 1997, by and between JP and the ML Entities."

     2. Amendment of Flip-in Event. Section 11(a)(ii)(B) of the Rights Agreement is amended by adding the following after the semicolon at the end thereof:

     "provided, further, however, that notwithstanding the foregoing, no event described in this Section 11(a)(ii)(B) shall be deemed to have occurred (x) solely as the result of the execution and delivery of the Merger Agreement, the Support Agreement and the Company Option Agreement or the consummation of the transactions contemplated thereby, or (y) solely as a result of JP or any of its Affiliates or Associates being or becoming the Beneficial Owner of not more than two percent of the Common Stock then outstanding (in addition to the Common Stock that JP has become the Beneficial Owner of as the result of its execution and delivery of the Merger Agreement, the Support Agreement and the Company Option Agreement), excluding, however, for purposes of determining whether such two percent limitation has been exceeded, Common Stock that JP would be deemed the Beneficial Owner of because any JPFI Benefit Plan (as that term is defined in the Merger Agreement) is the Beneficial Owner of as of the date of the Amendment;"

     3. Amendment of Flip-over Event. Section 13(a)(x) of the Rights Agreement is amended by adding the phrase "(other than JP or Merger Sub (as defined in the Merger Agreement) pursuant to the Merger Agreement)" after the word "Person" and before the word "and".

     4. Effective Time. This Amendment shall be effective immediately prior to the execution and delivery of the Merger Agreement and the Company Option Agreement.

     5. Full Force. Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

     6. Governing Law and Document. This Amendment shall be deemed to be a contract made under the internal substantive laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the internal substantive laws of such State applicable to contracts to be made and performed entirely within such State. This Amendment is an amendment to the Rights Agreement pursuant to Section 26 of the Rights Agreement.

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

          IN WITNESS WHEREOF, the Company has caused this Amendment to be duly executed as of the day and year first above written.

                                 RYKOFF-SEXTON, INC.



                                 By:/s/ Mark Van Stekelenburg
                                    -------------------------
                                 Name:  Mark Van Stekelenburg
                                 Title: Chairman and
                                        Chief Executive Officer


                                 Attest:


                                 By:/s/ Robert J. Harter, Jr.
                                    -------------------------
                                 Name:  Robert J. Harter, Jr.
                                 Title: Executive Vice President
                                        and General Counsel

AGREED TO AND ACCEPTED.

CHASE MELLON SHAREHOLDER SERVICES L.L.C.


By:/s/ Laura R. Picone
   -------------------
Name: Laura R. Picone
Title: Vice President
Date: June 30, 1997


Attest:


By:/s/ Jared Fassler
   -----------------
Name: Jared Fassler
Title: Assistant Vice President

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